As filed with the U.S. Securities and Exchange Commission on May 22, 2026.

Registration No. 333-290275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WeShop Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	7389	NOT APPLICABLE
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Hawk House

22 The Esplanade

Jersey,

JE1 1HH

Channel Islands

+44 (808) 196-8324

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, P.C.

Mathieu Kohmann

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

+1 (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On September 15, 2025, WeShop Holdings Limited (the “Registrant”) initially filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (File No. 333-290275), which became effective on November 6, 2025 (as amended, the “Registration Statement”). The Registration Statement registered the resale of up to 3,980,128 Class A ordinary shares of the Registrant by the shareholders identified in the prospectus included in the Registration Statement. As disclosed in the Registration Statement, the Registrant intended to maintain the effectiveness of the Registration Statement for 90 days. Such 90-day period has lapsed, during which the Registrant has been subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the “current public information” requirements of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), have been satisfied as of the date hereof and, subject to compliance with the other provisions of Rule 144, the registered shareholders may be able to sell their Class A ordinary shares pursuant to Rule 144.

The Registrant, by filing this Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment No. 1”), hereby removes from registration any and all securities registered but unsold under the Registration Statement (and all amendments thereto) as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Channel Island of Jersey, on May 22, 2026.

WeShop Holdings Limited

By:	/s/ Johnny Hickling
Name:	Johnny Hickling
Title:	Chief Financial Officer and Director